Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors of
Principal National Life Insurance Company

We have audited the financial statements of Principal National Life Insurance Company (the Company) as of December 31, 2019 and 2018, for each of the two years in the period ended December 31, 2019, and have issued our report thereon dated April 15, 2020 (included elsewhere in this Registration Statement). Our audits of the financial statements included the financial statement schedules listed in Item 26(o) of this Registration Statement (the “schedules”). These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s schedules based on our audits.
In our opinion, the schedules present fairly, in all material respects, the information set forth therein when considered in conjunction with the financial statements.

/s/Ernst & Young LLP

Des Moines, Iowa
April 15, 2020

Schedule I - Summary of Investments - Other Than Investments in Related Parties
December 31, 2019

			Amount as
			shown in the
			statement of
		Fair	financial
Type of Investment	Cost (1)	Value	position
Fixed maturities
Bonds
U.S. governments	$16,305,430	$16,471,356	$16,244,318
U.S. states, territories and possessions	1,926,100	2,195,060	1,934,044
U.S. special revenue	49,936,527	54,224,852	50,108,543
Industrial and miscellaneous	126,938,192	137,072,151	126,904,868
Total fixed maturities	195,106,249	209,963,419	195,191,773

Cash	16,646,292	XXXX	16,646,292
Total investments	$211,752,541	XXXX	$211,838,065

(1) As to fixed maturities, original cost is reduced by repayments and OTTI, as applicable.

Schedule III - Supplementary Insurance Information
As of December 31, 2019 and 2018 and for each of the years ended December 31, 2019 and 2018

	Future policy		Policy and
	benefits	Unearned	contract
Segment	and expense	premiums	liabilities

2019:
Individual life	$15,749	$0	$0
Other	0	0	0
Total	$15,749	$0	$0

2018:
Individual life	$14,441	$0	$0
Other	0	0	0
Total	$14,441	$0	$0

Schedule III - Supplementary Insurance Information - (continued)
As of December 31, 2019 and 2018 and for each of the years ended December 31, 2019 and 2018

			Benefits, claims
		Net	losses and	Other
	Premium	investment	settlement	operating
Segment	revenue	income (1)	expenses	expenses (1)

2019:
Individual life	$8,055	$(1,339,673)	$1,308	$350,202,991
Other	0	7,825,415	0	626,384
Total	$8,055	$6,485,742	$1,308	$350,829,375

2018:
Individual life	$7,200	$(1,471,461)	$1,038	$331,788,143
Other	0	6,127,067	0	572,992
Total	$7,200	$4,655,606	$1,038	$332,361,135

(1) Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.

Schedule IV - Reinsurance
As of December 31, 2019 and 2018 and for each of the years then ended

					Percentage
		Ceded to	Assumed		of amount
	Gross	other	from other		assumed
	amount	companies	companies	Net amount	to net
2019:
Life insurance in force	$283,161,404,992	$283,161,404,992	$1,765,414	$1,765,414	100%

Premiums:
Individual life	$900,885,697	$900,885,697	$8,055	$8,055	100%

2018:
Life insurance in force	$245,166,277,337	$245,166,277,377	$1,766,630	$1,766,630	100%

Premiums:
Individual life	$785,108,681	$785,108,681	$7,200	$7,200	100%